UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2008

TEXTRON INC.

 (Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05                      Costs Associated with Exit or Disposal Activities.

On December 22, 2008, the Board of Directors of Textron Inc. (“Textron”)  approved a plan to exit all of the commercial finance business of Textron’s finance segment, Textron Financial Corporation and its subsidiaries (“TFC”), other than that portion of the business supporting the financing of customer purchases of Textron-manufactured products.  Textron made the decision to exit this business due to continued weakness in the economy and in order to enhance Textron’s long-term liquidity position in light of continuing disruption and instability in the capital markets.

Textron had previously indicated that TFC would be exiting its Asset Based Lending and Structured Capital segments, as well as several additional product lines, representing about $2.0 billion in managed receivables. The revised exit plan now applies to approximately $7.9 billion of TFC’s $11.4 billion managed receivable portfolio.  The exit plan will be effected through a combination of orderly liquidation and selected sales and is expected to be substantially complete over the next two to four years.

Approximately $3.5 billion of the liquidating receivables are now designated for sale or transfer, of which about $1.3 billion are securitized receivables managed by TFC and $2.2 billion are owned assets classified as held for sale.  Accordingly, as a result of the exit plan, in the fourth quarter, Textron will record an approximate $250 - $300 million pre-tax  mark-to-market adjustment against owned assets held for sale. Also, due to this change in investment status relative to TFC’s Canadian subsidiary, Textron will recognize non-cash tax charges of about $31 million. These adjustments are in addition to the previously reported $169 million non-cash, pre-tax impairment charge to eliminate TFC’s goodwill.

In addition to the actions at TFC, on December 22, 2008, the Textron Board of Directors also approved an expansion of Textron’s previously announced overhead cost reduction and productivity improvement plan for estimated cost savings of approximately $100 million in 2009.   The program, along with other volume-related reductions in workforce, eliminates approximately 2,200 positions worldwide.

Textron now expects to record pre-tax restructuring costs of about $65 million in the fourth quarter of 2008 related to the TFC exit plan and the restructuring program, inclusive of the restructuring charges previously reported.  In addition, Textron anticipates that it will likely have additional restructuring costs in 2009 and later, as a result of further headcount reductions and other actions in its various business units, including TFC, however, an estimate of these charges cannot be made at this time.

Textron estimates that approximately $45 million of the cumulative $65 million in pre-tax costs will result in future cash outlays, primarily from employee separation expense. Approximately $20 million of the cumulative pre-tax costs are non-cash, relating primarily to asset impairment charges for facilities to be closed.

Textron previously reported that the charge for goodwill impairment at TFC would result in a fixed charge coverage ratio, at the end of 2008, of less than the 1.25 times required under the Support Agreement, dated as of May 25, 1994, between Textron and TFC, resulting in a required capital contribution by Textron to TFC in an approximate amount of $200 million.  Due to the actions at TFC discussed above, a larger capital contribution from Textron to TFC is necessary to maintain the fixed charge coverage ratio required by the Support Agreement and to maintain the leverage ratio required by TFC’s credit facility.  Therefore, Textron is now required to make a capital contribution to TFC in an amount estimated at approximately $600 million; Textron plans to make this contribution by the end of 2008.  The contribution will not result in any increase in the consolidated amount of Textron and TFC debt outstanding.

Forward-Looking Information

Certain statements in this Current Report on Form 8-K and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the risk factors contained in our most recent Quarterly Report on Form 10-Q and the following: (a) changes in worldwide economic and political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Global War on Terrorism; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting defense operations; (i) the ability to control costs and successful implementation of various cost-reduction programs, including the enterprise-wide restructuring program; (j) the timing of new product launches and certifications of new aircraft products; (k) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or where Textron Financial Corporation (TFC) offers financing; (l) changes in aircraft delivery schedules or cancellation of orders; (m) the impact of changes in tax legislation; (n) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (o) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (p) our ability to realize full value of receivables; (q) the availability and cost of insurance; (r) increases in pension expenses and other postretirement employee costs; (s) TFC’s ability to maintain portfolio credit quality and certain minimum levels of financial performance required under its committed credit facilities and under Textron’s support agreement with TFC; (t) TFC’s access to financing, including securitizations, at competitive rates; (u) our ability to successfully exit from TFC’s commercial finance business, other than the captive finance business, including effecting an orderly liquidation or sale of certain TFC portfolios and businesses; (v) uncertainty in estimating market value of TFC’s receivables held for sale and reserves for TFC’s receivables to be retained; (w) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; (x) risks and uncertainties related to acquisitions and dispositions, including difficulties or unanticipated expenses in connection with the consummation of acquisitions or dispositions, the disruption of current plans and operations, or the failure to achieve anticipated synergies and opportunities; (y) the efficacy of research and development investments to develop new products; (z) the launching of significant new products or programs which could result in unanticipated expenses; (aa) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; and (bb) continued volatility and further deterioration of the capital markets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: December 22, 2008	By:	/s/ Richard L. Yates
Richard L. Yates
Senior Vice President and Corporate Controller